Exhibit 10.2
EXECUTION VERSION
SERVICES AGREEMENT
THIS SERVICES AGREEMENT (this “Agreement”), dated April 28, 2010, between Celgene Corporation, a Delaware corporation (the “Company”), and Sol. J. Barer (“Barer”).
W I T N E S S E T H
WHEREAS, Barer is currently employed as the Chief Executive Officer of the Company, and serves as Chairman of the Board of Directors of the Company (the “Board”);
WHEREAS, Barer and the Company have agreed that he is to serve as the Executive Chairman of the Board commencing immediately after the Company’s 2010 annual meeting of stockholders on June 16, 2010 and ending on December 31, 2010; and
WHEREAS, the Company and Barer desire to enter into this Agreement, effective as of January 1, 2011 (the “Effective Date”).
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:
1. Term. The Company agrees to retain Barer, and Barer agrees to serve, on the terms and conditions of this Agreement (a) as non-executive Chairman of the Board, for a period commencing on the Effective Date and ending immediately after the Company’s 2011 annual meeting of stockholders, or such other period as may be provided for in Section 9 (the “Chairman Period”) and (b) as a consultant, for a period commencing on the Effective Date and ending on December 31, 2012, or such other period as may be provided for in Section 9 or such other date as the Company and Barer shall agree upon as a renewal of the consultant agreement (the “Consulting Period,” and together with the Chairman Period, the “Contract Period”).
2. Duties and Services.
(a) Barer shall serve as the non-executive Chairman of the Board during the Chairman Period.
(b) During the Contract Period, Barer shall provide services as a senior level consultant to the Company on an as-needed basis for up to twenty (20) hours per week with regard to matters of the Company as mutually agreed to by Barer and the Board and shall provide the Company with consulting, business development and similar services of a non-operating nature relating to the Company’s scientific and strategic initiatives. Notwithstanding anything to the contrary herein, the parties hereby agree that (i) it is anticipated that the level of services provided by Barer to the Company during the Contract Period shall be less than twenty percent (20%) of the average level of services provided by Barer to the Company over the thirty-six (36) month period preceding the Effective Date; and (ii) it is intended that Barer’s change in status from Executive Chairman of the Board to non-executive Chairman of the Board and consultant hereunder shall be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Code”).

(c) Barer’s engagement during the Contract Period will be as an independent contractor, rather than as an employee of the Company, and Barer will not be entitled to any benefits available to employees of the Company. Barer acknowledges that Barer will be solely responsible for any federal, state or local income or self-employment taxes arising with respect to the Consulting Fee (as hereinafter defined), the Retainer (as hereinafter defined) and other amounts payable under this Agreement and that Barer has no state law workers’ compensation rights with respect to Barer’s services during the Contract Period under this Agreement. As an independent contractor, Barer will not, directly or indirectly, act as an agent, servant or employee of the Company and Barer will not have any authority to legally bind the Company or hold himself out as having such authority. Barer agrees to observe all policies and rules established by the Company for its independent contractors.
(d) Barer shall perform such duties and services, within his expertise and experience, as may be assigned to him by, and subject to the direction of, the Board. Barer agrees to continue his service as described in this Section 2 and agrees to be available to perform his duties and services when requested during the Contract Period, in each case excepting disabilities and illness. In performing his duties and services hereunder, Barer shall be available for reasonable travel as the needs of the business require. During the Contract Period, except as provided in Sections 6(a)(ii), 6(b) and 6(c) hereof, the foregoing shall not be construed as preventing Barer from: (i) making investments in other businesses and managing his and his family’s personal investments; and (ii) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of directors of other companies.
(e) Barer shall not be an “executive officer” of the Company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at any time during the Consulting Period.
3. Compensation and Other Benefits.
(a) The Company shall pay Barer a monthly cash retainer equal to $12,500 (the “Retainer”), payable monthly in arrears during the Chairman Period for a total Retainer of $75,000.
(b) As compensation for his services during the Contract Period, the Company shall pay Barer an annual consulting fee equal to $1,250,000 (the “Consulting Fee”), payable monthly in arrears commencing on July 1. Notwithstanding the foregoing, Barer shall not be entitled to any Consulting Fee until the date which is the earlier of: (i) the first business day after the sixth (6th) month anniversary of the commencement of the Contract Period and (ii) the date of Barer’s death (the “Delay Period”), and the first such payment shall equal the sum of all payments that would have been made from the commencement of the Contract Period to the date of such first payment were it not for the delay in payment required by Code Section 409A (the “Delayed Consulting Fee”).
(c) During the Contract Period, the Company shall provide Barer with administrative support, including a suitable, furnished office at the Company’s headquarters for use in connection with the performance of Barer’s duties and services hereunder and the assistance of a secretary when needed.
(d) Subject to (i) Barer’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and (ii) Barer’s continued copayment of premiums at the same level and cost to Barer as if Barer were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Barer and his spouse shall be entitled to continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covered Barer prior to his termination of employment with the Company on December 31, 2010 (the “Termination Date”) at the Company’s expense, provided that Barer is eligible and remains eligible for COBRA coverage (the “COBRA Period”). Following the COBRA Period and with respect to Barer, until the time he becomes entitled to health care benefits pursuant to Medicare, and with respect to Barer’s spouse, until June 30, 2014, the Company shall, at its sole expense, either, as determined by the Company in its sole discretion, provide health coverage to Barer and his spouse pursuant to a fully-insured replacement policy or in lieu of such health coverage, pay Barer for the remainder of the Contract Period, monthly cash payments equal to the premium cost the Company would have otherwise paid for such benefits for Barer and Barer’s spouse. Payments made under this Section 3(d) will be made to Barer no later than March 15th following the year in which such benefits are provided to Barer.
(e) The Company shall pay or reimburse Barer for the reasonable expenses incurred by Barer in connection with obtaining professional tax and financial planning advice, up to a maximum of $15,000 in any calendar year during the Contract Period. Any reimbursements made pursuant to this Section 3(e) shall be subject to Section 20(c) hereof.
(f) During the Contract Period, the Company shall provide Barer with access to purchase at his own cost the Company’s umbrella insurance (including liability and casualty insurance).
4. Expenses. Barer shall be entitled to reimbursement for all reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties and services hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company. Any reimbursements made pursuant to this Section 4 shall be subject to Section 20(c) hereof.
5. Representations and Warranties of Barer. Barer represents and warrants to the Company that Barer is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties and service hereunder or the other rights of the Company hereunder.
6. Non-Competition.
(a) In view of the unique and valuable services that Barer has rendered or is expected to render to the Company, Barer’s knowledge of the customers, trade secrets and other proprietary information relating to the business of the Company and its customers and suppliers and similar knowledge regarding the Company which Barer has obtained or is expected to obtain, and in consideration of the compensation to be received hereunder, Barer agrees that:
(i) during the Contract Period, he will not Participate In (as hereinafter defined in this Section 6) any other business or organization, whether or not such business or organization now is or shall then be competing with or of a nature similar to the business of the Company, without obtaining the prior written consent of the Executive Committee of the Board;
(ii) until the first anniversary of the date of the termination of the Contract Period, he will not Participate In any business which is engaged, directly or indirectly, in the same business as the Company with respect to any specific product or specific service sold or activity in which the Company engages up to the time of termination of the Contract Period in any geographical area in which at the time of termination such product or service is sold or activity is engaged in by the Company;
(iii) if a Change in Control occurs and Barer’s relationship with the Company is terminated under this Agreement without Cause (as hereinafter defined) or by Barer for Good Reason (as hereinafter defined) at any time during the period beginning on the date of a Change in Control and ending two (2) years after the date of such Change in Control or within ninety (90) days prior to a Change in Control, then beginning on the later of the date Barer’s relationship with the Company terminates (as described under this Section 6(a)(iii)) and the date of a Change in Control and ending on the second anniversary of such date, he will not Participate In any activity or business involved in the research, development, commercialization of a small molecule which is: (A) the generic equivalent of THALOMID (i.e., the same chemical structure); (B) an anti-angiogenic agent for oncology use; (C) a substantially specific TNFalpha inhibitor (via inhibition of synthesis of TNFalpha, including via inhibition of PDE4) for the treatment of Crohn’s disease, rheumatoid arthritis, dermatological and auto-immune conditions having excess levels of TNFalpha as the prime causative factor, cachexia (AIDS or cancer), or any other indication for which the Company has been granted orphan drug status; or (D) a formulation of d- or dl-methylphenidate for the treatment of ADD/ADHD.
(b) For purposes of this Section 6 the term “Participate In” shall mean: “directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate, control, loan money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in.”
(c) Barer further agrees that, during the Contract Period and until the first anniversary of the date of the termination of the Contract Period, he will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company, any of its suppliers, customers or employees.
7. Patents, etc. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs and processes (“Inventions”) which Barer during the Contract Period, and for six months thereafter, may conceive of or develop and either relating to the specific fields in which the Company may then be engaged or conceived of or developed utilizing the time, material, facilities or information of the Company shall belong to the Company; as soon as Barer conceives of or develops any Invention, he agrees immediately to communicate such fact in writing to the Secretary of the Company, and without further compensation, but at the Company’s expense (except as noted in clause (a) of this Section 7), forthwith upon request of the Company, Barer shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the Company may reasonably request in order (a) to vest in the Company all Barer’s right, title and interest in and to the Inventions, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances arising from the acts of Barer (“Liens”) (Barer to take such action, at his expense, as is necessary to remove all such Liens) and (b) if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.
8. Confidential Information. All confidential information which Barer may now possess, may obtain during or after the Contract Period, or may create prior to the end of the Contract Period relating to the business of the Company or of any customer or supplier of the Company shall not be published, disclosed or made accessible by him to any other person, firm or corporation either during or after the termination of the Contract Period except during the Contract Period in the business and for the benefit of the Company, in each case without the prior written permission of the Company. Barer shall return all tangible evidence of such confidential information to the Company prior to or at the termination of the Contract Period. As used in this Section 8, “confidential information” shall mean any information except that information which is or comes into the public domain through no fault of Barer which Barer obtains after the termination of the Contract Period from a third party who has the right to disclose such information.
9. Termination.
(a) Barer’s relationship with the Company and the Contract Period shall terminate on the first of the following to occur:
(i) The Company provides written notice to Barer of a termination for Cause; such written notice shall be provided to Barer not less than ten (10) days prior to the date of termination. “Cause” shall mean: (A) Barer’s conviction of a crime involving moral turpitude or a felony, (B) Barer’s acts or omissions taken in bad faith and to the detriment of the Company after a written demand for cessation of such conduct is delivered to Barer by the Company, which demand specifically identifies the manner in which the Company believes that Barer has engaged in such conduct and the injury to the Company, and after Barer’s failure to correct such act or omission within ten (10) days following such written demand, or (C) Barer’s breach of any material term of this Agreement after written demand for substantial performance is delivered to Barer by the Company, which demand specifically identifies the manner in which the Company believes Barer has breached this Agreement, and after Barer’s failure to correct such breach within ten (10) days following such written demand.

(ii) Barer’s death, in which case, this Agreement shall terminate on the date of Barer’s death, whereupon Barer’s estate shall be entitled to receive a lump sum payment in an amount equal to Barer’s annual Consulting Fee and monthly Retainer (at the rate in effect, or required to be in effect, immediately prior to the date of Barer’s termination) that Barer would have been entitled to receive from the date of Barer’s termination through the end of the Contract Period had Barer’s relationship and the Contract Period not been terminated (the “Contract Amount”).
(iii) The Company provides written notice to Barer of a termination as a result of the disability or incapacitation of Barer other than pursuant to the provisions of Section 9(b), whereupon Barer shall be entitled to receive a lump sum payment in an amount equal to the Contract Amount.
(iv) Nothing contained in this Section 9(a) shall be deemed to limit any other right the Company may have to terminate Barer’s relationship with the Company upon any ground permitted by law.
(v) The Company provides written notice to Barer of a termination for any reason other than pursuant to the provisions of paragraphs (i), (ii) or (iii) of this Section 9(a) or the provisions of Section 9(b), upon termination by the Company of Barer’s relationship without Cause during the Contract Period, Barer shall be entitled to receive a lump sum payment in an amount equal to the Contract Amount.
(vi) In the event of Barer’s termination for any reason under this Agreement or otherwise, the Company shall pay and provide to Barer (in addition to any other payments or benefits payable under this Agreement): (A) any incurred but unreimbursed business expenses for the period prior to the termination payable in accordance with the Company’s policies; and (B) any Consulting Fee, Retainer or other deferred compensation accrued or earned under law or in accordance with the Company’s policies applicable to Barer but not yet paid, including any accrued, but unpaid, Delayed Consulting Fee scheduled to be paid following the Delay Period in accordance with Section 3(b) (the “Accrued Benefits”).
(vii) Payments of any amounts or benefits hereunder shall be made no later than ten (10) days after Barer’s termination date, other than benefits under a plan with the terms which do not require or permit payment within such ten (10) day period and other than any Delayed Consulting Fee which shall be paid following the Delay Period in accordance with Section 3(b).
(b) During the ninety (90) day period prior to Change in Control or during the two (2) year period following a Change in Control, Barer may terminate his relationship with the Company by written notice to the Company within thirty (30) calendar days after he has obtained actual knowledge of the occurrence of a Good Reason event. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the following events without Barer’s express written consent:

(i) with respect to the Chairman Period, a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities normally attached to Barer’s position as Chairman of the Board, except in each case in connection with the termination of Barer’s relationship with the Company for Cause or as a result of Barer’s death, or temporarily as a result of Barer’s illness or other absence;
(ii) with respect to the Chairman Period, a determination by Barer made in good faith that, as a result of a Change in Control, he is unable effectively to carry out the authorities, powers, functions, duties or responsibilities attached to his position as Chairman of the Board and the situation is not remedied within 30 calendar days after receipt by the Company of written notice from Barer of such determination;
(iii) a breach by the Company of any material provision of this Agreement (not covered by clause (i) or (ii) of this Section 9(b)) or of any other agreement, which is not remedied within 30 calendar days after receipt by the Company of written notice from Barer of such breach;
(iv) a reduction in Barer’s Consulting Fee;
(v) failure of the Company to continue in effect any health plan in which Barer (and eligible dependents) are participating immediately prior to a Change in Control, unless Barer (and eligible dependents) are permitted to participate in another plan providing Barer (and eligible dependents) with substantially comparable benefits at no greater after-tax cost to Barer (and eligible dependents), or the taking of any action by the Company which would adversely affect Barer’s (and eligible dependents) participation in or reduce Barer’s (and eligible dependents) benefits under any such plan;
(vi) a fifty (50) mile or greater relocation of the Company’s principal office; or
(vii) failure of a successor to assume this Agreement.
An election by Barer to terminate his relationship with the Company under the provisions of this Section 9(b) shall not constitute a breach by Barer of this Agreement and shall not be deemed a voluntary termination by Barer for the purpose of interpreting the provisions of any of the Company’s programs or policies.
(c) Upon the occurrence of a Change in Control and thereafter: (A) if Barer’s relationship with the Company is terminated by the Company without Cause or by Barer with Good Reason at any time during the period beginning on the date of the Change in Control and ending two (2) years after the date of such Change in Control, or (B) if Barer’s relationship with the Company is terminated by the Company without Cause or by Barer for Good Reason within ninety (90) days prior to the occurrence of a Change in Control, then Barer shall be entitled to receive from the Company:
(i) a lump sum amount, payable within ten (10) days after such termination (or, if such termination occurred prior to a Change in Control, within ten (10) days after the Change in Control) equal to the Contract Amount;

(ii) within ten (10) days after such termination (or, if such termination occurred prior to a Change in Control, within ten (10) days after the Change in Control) equal to the Accrued Benefits; and
(iii) upon the occurrence of a Change in Control, full and immediate vesting of all stock options and equity awards held by Barer.
(d) For purposes of this Agreement, a Change in Control shall mean the occurrence of the following:
(i) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of any such plan acting in his capacity as trustee), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing thirty percent (30%) of the total combined voting power of the Company’s then outstanding securities;
(ii) the merger, consolidation or other business combination of the Company (a “Transaction”), other than (A) a Transaction involving only the Company and one or more of its subsidiaries, or (B) a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person (other than those covered by the exceptions in (A) above) becomes the beneficial owner of securities of the resulting entity representing more than twenty-five percent (25%) of the voting power in the resulting entity;
(iii) during any period of one (1) year beginning on or after the Effective Date, the persons who were members of the Board immediately before the beginning of such period (the “Incumbent Directors”) ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing, unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or any other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or
(iv) the consummation of a sale of all or substantially all of the Company’s assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of such sale.

Notwithstanding anything herein to the contrary, the definition of Change in Control for purposes of this Section 9(d) shall only constitute a Change in Control for this purpose if the Change in Control constitutes a “change in the ownership of the corporation,” a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” pursuant to Section 409A of the Code.
(e) To the extent that Barer is entitled to payment under Section 9(c) upon a Change in Control due to Barer’s termination without Cause or for Good Reason within ninety (90) days prior to a Change in Control, any such payments under Section 9(c) shall be reduced by any payments made to Barer prior to a Change in Control under Sections 9(a)(v) and 9(a)(vi).
(f) Notwithstanding any provision of this Section 9 to the contrary, if Barer is a “specified employee” as defined in Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, Barer shall not be entitled to any payment pursuant to this Section 9 until the earlier of (i) the date which is six (6) months after the date of separation from service or (ii) the date of Barer’s death, and the first such payment shall equal the sum of all payments that would have been made from the date of termination to the date of such first payment were it not for the delay in payment required by Section 409A of the Code.
10. Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
11. Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the termination of Barer’s relationship with the Company and the Contract Period.
12. Entire Agreement; Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter (including, without limitation, the employment agreement in effect prior to the date hereof, except that Section 19 thereof shall survive) and may be modified only by a written instrument duly executed by each party. Neither the Company nor Barer shall be entitled to terminate the provisions of this Agreement relating to either the Chairman Period or the Consulting Period without also terminating the provisions relating to the other period.
13. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13). Notice to the estate of Barer shall be sufficient if addressed to Barer as provided in this Section 13. Any notice or other communication given by certified mail shall be deemed given three days after the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.
14. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving such waiver.
15. Binding Effect. Barer’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Barer’s creditors, and any attempt to do any of the foregoing shall be void. Notwithstanding the foregoing, Barer may assign this Agreement to a limited liability company which is wholly- or majority-owned by Barer (the “Barer Member LLC”), subject to the prior consent of the Compensation Committee (which consent shall not be unreasonably withheld, delayed or conditioned); provided that: (i) only Barer may perform the services hereunder and the Barer Member LLC shall make Barer available to perform all such services; (ii) Barer guarantees his performance of services through the Barer Member LLC; and (iii) Barer shall cause the Barer Member LLC and any of its members to be subject to the terms and conditions of this Agreement, including, without limitation, Sections 6, 7 and 8. In the event that the Barer Member LLC is not wholly-owned by Barer, any other member of the Barer Member LLC shall solely be any natural person who is a “family member” of Barer, as defined in Section 2.15 of the Company’s 2008 Stock Incentive Plan (Amended and Restated as of June 17, 2009), as amended from time to time. The provisions of this Agreement shall be binding upon and inure to the benefit of Barer and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and its assigns under Section 10.
16. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Sections 10 and 15).
17. Legal Fees. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute concerning payments, benefits and other entitlements to which Barer may have under this Agreement; provided, however, the Company shall be reimbursed by Barer for the fees and expenses advanced in the event Barer’s claim is, in a material manner, in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate.
18. No Duty to Mitigate/No Offset. The Company agrees that if Barer’s relationship with the Company is terminated pursuant to this Agreement during the Contract Period, Barer shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Barer by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Barer or benefit provided to Barer as the result of employment by another employer or otherwise. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Barer. Notwithstanding the foregoing, payments and benefits under the Agreement will cease to be paid and may be recouped by the Company in the event Barer breaches any of the terms of Section 6, 7 or 8 hereunder.
19. Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws.
20. Section 409A.
(a) Although the Company does not guarantee to Barer any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Barer to incur any additional tax or interest under Code Section 409A, the Company shall, upon Barer’s specific request, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Barer and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.
(b) To the extent a payment or benefit is deferred compensation subject to Code Section 409A, a termination of service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of service unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms shall mean “separation from service.”
(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of Barer’s taxable year following the taxable year in which the expense was incurred

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of this 28th day of April, 2010.

CELGENE CORPORATION
/s/ Robert J. Hugin
Name:	Robert J. Hugin
Title:	Chief Operating Officer and President

/s/ Sol J. Barer
Sol J. Barer